CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated July 26, 2012, accompanying the financial statements of Virginia Investors' Quality Tax-Exempt Trust, Series 89 (included in Van Kampen Focus Portfolios, Municipal Series 433) as of March 31, 2012, and for each of the three years in the period ended March 31, 2012 and the financial highlights for each of the five years in the period ended March 31, 2012, contained in this Post-Effective Amendment No. 9 to Form S-6 (File No. 333-104069) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 26, 2012